SECURED PROMISSORY NOTE

$5,066,985.18	March 30, 2010

FOR VALUE RECEIVED, Cullen Agricultural Holding Corp., a Delaware corporation (“Maker”), having an address at is 320 East Clayton Suite 514, Athens, Georgia 30601, hereby promises to pay to the order of Cullen Inc Holdings Ltd., its heirs, administrators, executors, guardians, successors and/or assigns (any of which is hereinafter referred to as “Holder” or “Payee”), at 8 Airpark Drive, Airport Oaks, Manukau, Auckland, New Zealand, in lawful money of the United States, the sum of FIVE MILLION SIXTY SIX THOUSAND NINE HUNDRED EIGHTY FIVE and 18/100 DOLLARS, ($5,066,985.18) (“Principal Amount”) on January 20, 2011 (the “Maturity Date”).  This Note will bear interest at 8% per annum payable in full upon the Maturity Date.  Upon payment of the Principal Amount of the Note and all accrued but unpaid interest on the Note, this Note and Maker’s obligations hereunder shall be discharged and fully satisfied. This Note may be prepaid in whole or in part at any time without penalty or premium but with payment of accrued interest to the date of prepayment, if any.

If this Note is not repaid on the Maturity Date or such earlier date as to which the repayment obligation may be accelerated as indicated below, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to eighteen percent (18%) per annum from the Maturity Date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate (defined below). If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce the Principal Amount by such excess with the same force and effect as though Maker had specifically designated such excess to be so applied to principal and Holder had agreed to accept such excess as a premium free prepayment.  All such deemed prepayments shall be applied to the principal balance payable at maturity.

This Note shall be binding upon the Maker and its legal representatives, heirs and assigns.  This Note supersedes and replaces in its entirety that certain promissory note issued by Maker to Payee on October 22, 2009.

This Note is secured by a mortgage on certain property more specifically described in a “Deed to Secure Debt and Security Agreement with Power of Sale” of even date herewith executed for the benefit of the Holder (“Mortgage”).  Reference herein to the Mortgage shall in no way impair the absolute and unconditional obligation of the Maker to pay both principal and interest, if any, as provided herein.

The entire unpaid balance of this Note shall immediately become due and payable at the election of the Holder without notice or demand if one or more of the following events occur:

(a)           Default by the Maker, in the observance or performance of any covenant or agreement contained in this Note or the Mortgage and such default shall remain unremedied for a period of ten (10) days after notice has been given to the Maker to cure such default;

(b)           The filing of a petition by or against the Maker for relief under any provisions of any statute or law relating to bankruptcy, or the appointment of a receiver or trustee for all or any part of the property of the Maker, provided that if instituted against the Maker, the same are not dismissed or vacated within thirty (30) days, or any adjudication that the Maker is insolvent or bankrupt, or the making of any assignments by the Maker for the benefit of creditors.

Maker agrees that Holder shall be entitled to collect from Maker all of Holder’s reasonable attorneys’ fees and expenses relating to such action or proceeding.
Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

Notice or demand under this Note shall be deemed to have been sufficiently given if hand-delivered or sent by nationally recognized overnight courier for next-day, early-morning delivery, to Maker at its address indicated above and the date of such notice or demand shall be the date of hand-delivery or the date following the delivery to the courier.

Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.  This Note shall be governed by and construed and enforced in accordance with the internal law of the State of Georgia, without giving effect to principles of conflicts of law.  Maker hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Note may be brought and enforced in the Federal or state courts of the State of Georgia and irrevocably submits to such jurisdiction.  Maker hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum.  MAKER FURTHER WAIVES TRIAL BY JURY AND WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.  Maker agrees that Holder shall be entitled to collect from Maker all of Holder’s reasonable attorneys’ fees and expenses relating to such action or proceeding.

CULLEN AGRICULTURAL HOLDING CORP.

By:
Name: Eric J. Watson
Title: Chief Executive Officer